Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-25196, Form S-8 No. 33-40641, Form S-8 No. 33-62047, Form S-8 No. 333-38621, Form S-8 No. 333-105178, as amended by Post-Effective Amendment No. 1 to Form S-8 and Form S-8 No. 333-125144) pertaining to the Newell Brands Employee Savings Plan of our report dated June 26, 2019, with respect to the financial statements and supplemental schedule of the Newell Brands Employee Savings Plan included in this Annual Report (Form 11-K) as of December 31, 2018 and 2017 and for the year ended December 31, 2018.

/s/ BKD, LLP

BKD, LLP

Indianapolis, Indiana

June 26, 2019